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Exhibit 14.1
LANVISION SYSTEMS, INC.

CODE OF ETHICS

                             LanVision Systems, Inc.
                           Code of Conduct and Ethics

For all Directors, Officers, Employees and Contractors.

Introduction:

This Code of Conduct and Ethics replaces any previous guidance provided you and may be updated from time to time as necessary.

The most important asset of LanVision Systems, Inc. and its subsidiary LanVision, Inc. is an unquestioned reputation for integrity. All directors, officers, employees and contractors must act in a manner that merits the trust and the confidence of the public, our customers, our partners, vendors and others with whom we have a business relationship. LanVision Systems, Inc. has adopted this Code of Conduct and Ethics to help ensure that it retains its integrity that merits the trust and confidence placed in it. This Code of Conduct and Ethics is intended as an overview of the Company's guiding principles and is not a restatement of Company policies and procedures. This Code of Conduct and Ethics is not intended and cannot be intended to cover every applicable law or provide answers to all questions that could arise in the normal course of business; for that we must ultimately rely upon each person's good judgment and sense of what is right or wrong, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct.

This Code of Conduct and Ethics is a statement of LanVision's goals and expectations for individual and business conduct. It is not and does not in any way constitute an employment contract or assurance of continued employment and does not create any rights to any employee, client, supplier, shareholder or any other person or entity.

It is the obligation of each and every director, officer, employee, and contractor of LanVision to become familiar with the goals and policies of LanVision and to integrate them into every aspect of our business.

Our only standard has been and will continue to be that of the highest ethical conduct.

Who is responsible?

All directors, officers, employees and contractors of LanVision Systems, Inc. and its subsidiary are responsible to become familiar with follow and promote compliance with this Code of Conduct and Ethics. Everyone shall comply with the spirit of these guidelines and not attempt to achieve indirectly, through the use of agents or other intermediaries, what is forbidden directly by

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this Code of Conduct and Ethics. This Code of Conduct and Ethics is periodically reviewed by the Board of Directors of LanVision Systems, Inc. which is also charged with administering the Code and enforcing its provisions. You should read this Code of Conduct and Ethics carefully and if you have any questions they should be directed to the Chief Financial Officer of LanVision Systems, Inc.

Everyone must always keep in mind how their actions affect the credibility of LanVision as a whole, and for that reason, the business ethics must reflect the values and standards of conduct outlined this Code of Conduct and Ethics. We encourage everyone to ask questions, seek guidance and express any concerns that they have. When in doubt, you should ask yourselves the following questions:

         Is my action legal?
         If legal, is it ethical?
         Are my actions honest in every respect?
         Can I defend my action with a clear conscience?
         Should I ask for any guidance before taking any action?

If any answers to these questions are troubling in any respect, you should contact the Chief Financial Officer with any question.

Conflict of Interest

Directors, officers, employees and contractors of LanVision have a duty of loyalty to the Company and must avoid any actual or apparent conflict of interest. A conflict situation can arise when a director, officer, employee or contractor takes actions or has interest that may make it difficult to perform their work objectively and effectively. A conflict of interest may also arise when a member of his or her family, receives improper personal benefits as a result of their position with the Company. If such situation arises, the individual must immediately report circumstances to the Chief Financial Officer, who in turn must immediately report any such circumstance involving a director or officer to the Board of Directors.

Corporate Opportunities

You may not take for yourself personally opportunities that are discovered through the use of LanVision's property, information or your position; use any LanVision's property, information or position for personal gain; or compete with LanVision. Directors, officers, employees and contractors have a duty to LanVision to advance its legitimate business interests when the opportunity to do so arises. Without prior approval, you are not permitted to participate with customers or suppliers in business ventures, serve or act as a director, agent, broker or representative for any for profit organization or company.

Use of Inside Information

It is LanVision's obligation to protect shareholder investments through strict enforcement of the prohibition against insider trading set forth in federal securities laws and regulations. No director, officer, employee or contractor may buy or sell securities of LanVision Systems, Inc. at any time when in possession of "material non-public information." (However, an exception for

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trades made pursuant to certain pre-existing trading plans established in compliance with applicable federal laws may be permissible.) Providing such inside information to someone who may buy or sell securities is also prohibited. The prohibition on insider trading applies to LanVision Systems, Inc. securities and the securities of other companies if a director, officer, employee or contractor learns of material non-public information about those other companies in the course of their duties for LanVision. This prohibition also extends to certain non-employees who may learn about the "material non-public information" about LanVision such as spouses, relatives and close friends. Insider trading is both unethical and illegal. To review the policy for specific employee reporting procedures, please see the Company's policy regarding insider information as posted on the LanVision intranet.

Investments

You should avoid any substantial investment in a business of a customer, supplier or competitor unless the securities are publicly traded on a national exchange or NASDAQ and there is no possibility of conflict of interest. You should make personal investments with prudence to avoid situations which might influence one's business judgment or advice. In no event should anyone use confidential or proprietary information or work product developed or acquired during the course of employment with LanVision as a means of making any personal gain. Each director, officer, employee and contractor must deal fairly and in good faith with LanVision customers, shareholders, employees, suppliers, regulators, business partners, competitors and others. No director, officer, employee or contractor shall take unfair advantage of anyone through manipulation, concealment, abuse of privilege or confidential information, misrepresentation, fraudulent behavior or any other unfair dealing practice. All directors, officers, employees and contractors must maintain the confidentiality of information entrusted to them by LanVision, its business partners, suppliers, customers and others related to LanVision's business. Such information must not be disclosed to others, except when disclosure is authorized by the Company or legally mandated. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or to its customers if disclosed.

Company Reporting

LanVision Systems, Inc. periodically makes filings with the U. S. Securities and Exchange Commission and other regulatory agencies and authorities as well as public communications which must be full, accurate, fair, and timely. LanVision Systems, Inc. has created a disclosure committee to review those filings and disclosures. Depending upon your position with the Company, you may be called upon to provide necessary information to assure that LanVision filings and public reports meets the high standards of disclosure. LanVision Systems, Inc. expects all directors, officers, employees and contractors to take their responsibility very seriously and to provide prompt, accurate information to the disclosure committee relating to its filings and public disclosure requirements.

Books and Records

All books and records of LanVision Systems, Inc. and its subsidiary shall be kept in such a way as to fully and fairly reflect all Company transactions. For example:

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a) no payment shall be made with the intention or understanding that all or any part of it is to be used for any purpose other than that described by the documents supporting the payment;

b) no undisclosed or unrecorded funds or assets shall be established for any purpose unless permitted by law, regulation or rule and applicable accounting guidelines;

c) no false or deliberately inaccurate entries shall be made for any reason;

d) no false or misleading statements, written or oral, shall be made to any internal or external accountant, auditor, attorney or other representative with respect to the preparation of LanVision Systems, Inc. consolidated financial statements or documents that it may file with the U.S. Securities and Exchange Commission or other governmental agencies or regulatory bodies.

Questionable or Improper Payment

Use of any funds or assets of LanVision System, Inc. or its subsidiary for any unlawful or improper gift, payments to customers, government employees or third parties is strictly prohibited.

The Foreign Corrupt Practices Act (FCPA) broadly prohibits U.S. firms and persons from offering money or "anything of value" to any foreign government official for the purpose of influencing such official. The consequences of violating the FCPA are extremely severe, including possible civil and criminal penalties for both LanVision and the individual. In the United States, nothing of value (for example, gifts or entertainment) may be provided to government personnel unless clearly permitted by law and applicable regulations. Therefore, no payment from LanVision's funds or assets shall be made to or for the benefit of a representative of any domestic or foreign government (or subdivision thereof), labor union, or any current or prospective customer or supplier for the purpose of improperly obtaining a desired government action, or any sale, purchase, contract or other commercial benefit. This prohibition applies to direct or indirect payments made through third parties and employees as well as it is intended to prevent bribes, kickbacks or any other form of payoff.

Commercial business entertainment which is reasonable in nature, frequency and cost is permitted. Reasonable business entertainment would cover for example: a lunch, dinner or occasional athletic or cultural event or gift of nominal value (approximately $100.00 or less). At all times we must remain in the limits of FCPA.

Many of our customers, vendors and others with whom we have business relationships prohibit specifically prohibit gifts of even a nominal value.

Protection and Proper Use of Company Assets

LanVision's assets such as information, materials, supplies, time, intellectual property, software, hardware and facilities among other properties, are valuable resources owned, licensed or otherwise belonging to LanVision Systems, Inc. and or its subsidiary. You are expected to treat such property with care and should not remove it from the Company premises without permission and should be used for legitimate business purposes. Any work product of an

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employee is the property of LanVision, if it is a result of work performed while at work (e.g. for which you are compensated) or with Company property.

What Constitutes Confidential Information

All oral and written communications relating to LanVision, or its customers, suppliers, shareholders, and other employees of LanVision, which you acquired during your scope of employment and which is not otherwise available to the general public constitutes confidential information. This includes not only information you acquire from third parties but also any work product you generate as a director, officer, employee or contractor of LanVision, including for example, customer and prospect lists, computer programs, presentation materials, marketing materials, product information, business methods and processes not otherwise available to the general public. You should assume that any such work product or materials are confidential information subject to restriction on use and disclosure.

Customer/Supplier Information

You have an obligation to keep confidential any information acquired with respect to present, past or prospective customers, suppliers, shareholders and other employees of LanVision and especially protected health information. Any such information shall be used solely and exclusively for corporate purposes and shall under no circumstances be revealed to any unauthorized personnel, within or outside the Company.

Data Security

It is LanVision's policy to protect its systems and data by controlling access to such systems and data. (See LanVision, Inc. Corporate Security Policy, available on the LanVision Intranet) You must acknowledge that LanVision's data processing systems and data are private and confidential and you may only access or update the systems or data according to the authority given to you. Any unauthorized use, access, update of the system or data is strictly prohibited in accordance with the Security Policy. Furthermore, you acknowledge your responsibility to protect the integrity of all systems and data for which you are authorized to access and will only divulge information related to such systems or data to those having an authorized business requirement. You will also not compromise access to such systems or data by communicating your identification and/or password to anyone.

Your Duty to Report

You have a duty to adhere to this Code of Conduct and Ethics and all other existing Company policies and procedures and to report to LanVision any suspected violations by yourself or any other director, officer, employee or contractor. You should report immediately any violation involving a director or officer of the Company to the Chairman of the Audit Committee of the Board of Directors, and all other violations to the Company's Chief Financial Officer. Your report will be dealt with in confidence.

If you feel uncomfortable speaking with the Company's Chief Financial Officer or the Chairman of the Audit Committee, you may anonymously report a violation by sending written notice of such violation, or suspected violation, along with any relevant supporting documentation, to

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LanVision's Chief Financial Officer. Your report will be dealt with anonymously and confidentially.

LanVision's Chief Executive Officer, Chief Financial Officer and other senior financial officers further have a duty to promptly bring to the attention of the Audit Committee of LanVision's Board of Directors any information concerning possible violations of this Code of Conduct and Ethics by management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

Any waivers of this Code of Conduct and Ethics or directors, executive officers, may be made only by the Board of Directors of LanVision Systems, Inc. and must be promptly disclosed to the public as required by all applicable securities or other laws or regulations or requirements and those applicable to the NASDAQ stock market issuers or such other exchange or system upon which LanVision securities are listed, quoted or traded. Any waiver of this Code of Conduct and Ethics for other personnel may be made by the Chief Executive Officer.

No Company policy can provide definitive answers to ALL questions. If directors, officers, employees or contractors have questions regarding any of the goals, standards or discussions of this Code of Conduct and Ethics or are in doubt about the best course action in a particular situation, the employee should refer to the reporting requirements for that goal or standard as stated in this Code of Conduct and Ethics or the reporting requirements for policy as stated in the policy manual and contact that person so designated.

Using this Code

The Code of Conduct and Ethics is not intended to and does not in any way constitute an employment contract or assurance of continued employment, and does not create any rights in any director, officer, employee, client, supplier, competitor, shareholder or any other person or entity. LanVision reserves the right to update, modify, interpret and eliminate any of the provisions set forth in this Code of Conduct and Ethics following review by LanVision's Board of Directors.

This Code of Conduct and Ethics replaces any editions previously provided to you and your adherence to this Code of Conduct and Ethics is required to the same extent as you previously had agreed. This Code of Conduct and Ethics is not intended to replace or make less restrictive any provision of LanVision's Employee Policy Manual or any non-disclosure, confidentiality, employment or other agreement which an employee may have entered into with LanVision. In the event that any provision of this Code of Conduct and Ethics would directly conflict with LanVision's Employee Policy Manual, then the provisions of this Code of Conduct and Ethics shall take precedence as to such matters.

Code of Ethics Specifically for Chief Executive and Senior Financial Officers

         You are responsible for full, fair, accurate, timely and understandable financial disclosure in reports and documents filed by the Company with the U.S. Securities

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         and Exchange Commission and in other public communications made by
         LanVision. LanVision's accounting records must be maintained in accordance with all applicable laws, must be proper, supported and classified, and must not contain any false or misleading entries.

         You are responsible for the Company's system of internal financial controls. You shall promptly bring to the attention of the Board of Directors and the Audit Committee any information you may have concerning (a) significant deficiencies in the design or operation Company's ability to record, process, summarize and report financial data, or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

         You may not compete with the Company and may never let business dealings on behalf of the Company be influenced - or even appear to be influenced - by personal or family interests. You shall promptly bring to the attention of the Board of Directors and the Audit Committee any information you may have concerning any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

         The Company is committed to complying with both the letter and the spirit of all applicable laws, rules and regulations. You shall promptly bring to the attention of the Board of Directors and the Audit Committee any information you may have concerning evidence of a material violation of securities or other laws, rules or regulations applicable to the Company or its employees or agents. You shall promptly bring to the attention of the Board of Directors and the Audit Committee any information you may have concerning any violation of this Code of Conduct and Ethics.

         LanVision will investigate any matter so reported and, upon a determination by the Audit Committee of its Board of Directors (or a panel designated by such committee) that a violation has occurred, will take appropriate disciplinary and corrective action as permitted by applicable law, including but not limited to censure, re-assignment, demotion, suspension (with or without pay or benefits) or termination. Such actions will be reasonably designed to deter wrongdoing and to promote accountability to this Code of Conduct and Ethics, and will include notice to the individual(s) who have violated the Code that there has been a violation and the corrective action to be taken. In determining the appropriate corrective action in a particular case, the Audit Committee or its designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation

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         as to the proper course of action and whether or not the individual has committed other violations in the past.

         LanVision forbids retaliation against employees, officers or directors who report violations of this Code of Conduct and Ethics in good faith (except for any disciplinary action as determined above for self-reported violations). LanVision has the right to and may take disciplinary action against any employee, officer or director who retaliates, directly or indirectly, against another individual for reporting a suspected violation of this Code or applicable laws and regulations, or for assisting an investigation of a suspected violation.

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                                 ACKNOWLEDGMENT

I hereby acknowledge that I have read, understand and agree to conduct myself in accordance with the LanVision Systems, Inc. Code of Conduct and Ethics.

I further agree that it is my responsibility to promote compliance with the policies and guidelines set forth in the Code of Conduct and Ethics and to report violations of the same.

Signature:  ____________________________________________

Print Name: ____________________________________________

Date:       ____________________________________________

Each employee of LanVision Systems, Inc. and its subsidiary also must understand that the content of the Code of Conduct and Ethics does not create or intend to create a promise or representation of continued employment and that his or her employment, position and compensation at LanVision are "at will" and may be changed or terminated at the will of LanVision, unless otherwise agreed in any employment agreement entered into between LanVision and such employee.